Exhibit 99.1
Guidance Policy Dated February 6, 2009

Corporate Administration 13760 Noel Road, Suite 830 Dallas, Texas 75240 Phone: (214) 378-8992 Fax: (214) 378-8437 www.digrec.com
Guidance Policy
     DRI Corporation strives to provide investors with earnings and revenues guidance to help ensure transparency and an informed investing public. We recognize, however, that order flow and delivery schedule volatilities, which are normal in the markets we serve, may result in frequent changes in our earnings and revenues expectations over the short-term that might not ultimately affect those expectations when considered over a longer term. Consequently, effective February 6, 2009, DRI Corporation will only provide the investment community with management’s forecast of DRI Corporation’s earnings per share and revenues:
•	for the then current fiscal year, at the time we report our earnings for the last quarter of our most recently completed fiscal year, and
•	for the then current fiscal quarter, at the time we report our earnings for our most recently completed fiscal quarter.
     If management determines that our previously reported forecast of earnings per share and revenues for the then current fiscal year must be updated for any reason, we will provide an update of such forecasts at the time we report our earnings for our most recently completed fiscal quarter. DRI Corporation will not provide updates of previously provided forecasts of earnings per share and revenues for a current fiscal quarter during that fiscal quarter.

DAVID L. TURNEY
Chairman, President and Chief Executive Officer
February 6, 2009